Exhibit 99.1

Contact:	Julie Wood
Vice President, Investor Relations
510-597-6505
FOR IMMEDIATE RELEASE
Onyx Pharmaceuticals Acquires Option to License Novel
Highly Specific JAK2 Inhibitors from S*BIO
Emeryville, CA – January 6, 2009 – Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today announced that it has acquired an option to license rights to SB1518, an orally available, potent, and selective inhibitor of Janus Kinase 2 (JAK2), and SB1578, also a JAK2 inhibitor, from S*BIO Pte Ltd based in Singapore. Under the terms of the agreement, Onyx has obtained option rights to exclusively develop and commercialize SB1518 (designated by Onyx as ONX 0803) and SB1578 (designated by Onyx as ONX 0805) for all potential indications in the United States, Canada, and Europe. S*BIO will retain responsibility for all development costs prior to option exercise, after which Onyx will assume development costs for the U.S., Canada, and Europe subject to S*BIO’s option to fund a portion of the development costs in return for enhanced royalties on any future product sales. Upon option exercise for each compound, S*BIO will receive a one-time fee, milestones upon achievement of certain development and sales triggers and royalties on future product sales. Under the terms of the agreement, in December 2008, Onyx made a $25 million payment to S*BIO, including an up-front payment and an equity investment. After recognizing R&D expense related to the S*BIO transaction, Onyx continues to anticipate profitability for the full year 2008 on a non-GAAP basis, excluding stock-based compensation.
“JAK2 is implicated across a broad range of difficult-to-treat illnesses, including cancer and autoimmune diseases, and is one of the most exciting potential new targets in cancer therapy today. These compounds fit with our vision of exploring cutting-edge therapies with broad potential utility,” said N. Anthony Coles, M.D., president and chief executive officer of Onyx. “This transaction exemplifies our approach of expanding our product portfolio through deals with staged investments as value-creating events occur.”
SB1518 (ONX 0803) has been designed to suppress the overactivity of mutant JAK2 and is currently in multiple Phase 1 studies. Data from these Phase 1 dose-ranging studies, evaluating the compound in patients with primary myelofibrosis, are anticipated in the first half of 2009. SB1578 (ONX 0805) is currently in preclinical development.

Onyx Pharmaceuticals Acquires Option from S*BIO
January 6, 2009

Under normal circumstances, activation of JAK2 stimulates blood cell production. Genetic mutations in the JAK2 enzyme result in up-regulated activity and are implicated in myeloproliferative diseases (MPD), conditions characterized by an overproduction of blood cells in the bone marrow. The MPD conditions where JAK2 mutations are most commonly found are: polycythemia vera (PV), essential thrombocytopenia (ET), and primary myelofibrosis (MF). The JAK2 signaling pathway is also known to play a critical role in the proliferation of certain types of cancer cells and the anti-inflammatory pathway, suggesting JAK2 inhibitors may be able to play a role in the treatment of solid tumors and other diseases such as rheumatoid arthritis or psoriasis.
“Given its specificity for the JAK2 kinase and the encouraging early clinical activity and safety observed so far, we believe that SB1518 (ONX 0803) and SB1578 (ONX 0805) may be effective and well-tolerated treatments for a number of debilitating conditions with potential applicability beyond MF and MPD,” said Juergen Lasowski, Ph.D., senior vice president of corporate development at Onyx.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is a biopharmaceutical company committed to improving the lives of people with cancer by changing the way cancer is treatedTM. The company, in collaboration with Bayer HealthCare Pharmaceuticals, Inc., is developing and marketing Nexavar®, a small molecule drug. Nexavar is currently approved for the treatment of advanced kidney cancer and liver cancer. Additionally, Nexavar is being investigated in several ongoing trials in non-small cell lung cancer, melanoma, breast cancer, and other cancers. For more information about Onyx, visit the company’s website at http://www.onyx-pharm.com.
About S*BIO Pte Ltd
S*BIO is a privately-held biotechnology company focused on the research and clinical development of novel targeted small molecule drugs for the treatment of cancer. The company’s lead programs focus on histone deacetylases (HDAC) and kinases. S*BIO has an established R&D infrastructure that is complemented by a clinical development team. In addition, S*BIO has links with a network of medical oncologists in Asia Pacific. More information about S*BIO can be found at www.sbio.com.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include, without limitation, statements regarding potential clinical applications for SB1518 and SB1578, the potential for their development and commercialization, the clinical development, regulatory processes, and commercialization efforts related to Nexavar and Onyx’s expectation that it will be profitable on a non-GAAP basis for the 2008 fiscal year. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission under the heading “Risk Factors” and Onyx’s Quarterly Reports on Form 10-Q for a more detailed description of such factors. Readers are cautioned not to place undue reliance on forward- looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Onyx Pharmaceuticals Acquires Option from S*BIO
January 6, 2009

This press release includes Onyx’s expectation regarding a non-GAAP financial measure of profit (non-GAAP net income or loss) and excludes the impact of employee stock-based compensation expense. Onyx’s management uses non-GAAP financial measures to monitor and evaluate its operating results and trends on an on-going basis and internally for operating, budgeting and financial planning purposes. Onyx management excludes the effects of employee stock-based compensation because of varying available valuation methodologies, subjective assumptions and the variety of award types; such exclusion facilitates comparisons of its operating results to its peer companies.  Onyx management believes non-GAAP information is useful for investors by offering them the ability to better identify trends in its business and better understand how management evaluates its business. Non-GAAP measures have limitations, however, because they do not include all items of income and expense that affect Onyx. The non-GAAP financial measures Onyx uses are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.
Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc.
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